PREFERRED INCOME STRATEGIES FUND, INC.

FILE # 811-21286

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
8/4/04	Regency Centers Corp 0% 8/31/09	10,000,000	14,800	Wachovia and Citigroup